Exhibit 99.1

LATE-BREAKING ORAL PLENARY PRESENTATION OF A NOVEL ENTRECTINIB COMBINATION REGIMEN

AT THE 2016 EORTC-NCI-AACR ANNUAL MEETING

Presentation highlights clinical and preclinical data on ability of entrectinib plus a MEK inhibitor to overcome resistance to TRK inhibition

SAN DIEGO, December 2, 2016 — Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced data examining the combination of entrectinib and trametinib in overcoming resistance to TRK inhibition during a late-breaking oral plenary presentation (during the Exceptional Response and Expected Resistance Session) at the 2016 EORTC-NCI-AACR (ENA) Molecular Targets and Cancer Therapeutics Symposium in Munich, Germany. Entrectinib is the company’s orally available, CNS-penetrant tyrosine kinase inhibitor, targeting tumors that harbor TRK, ROS1 or ALK fusions, and is currently in a registration-enabling Phase 2 clinical trial known as STARTRK-2.

“This presentation is a great example of the successful translation of preclinical observations into clinical practice for the benefit of patients,” said Alexander Drilon, M.D., of Memorial Sloan Kettering Cancer Center, who presented the data on behalf of the abstract authors at ENA. “The patient experience described in today’s presentation highlights the ability of entrectinib, in combination with a MEK inhibitor, to overcome potential treatment resistance that has been described for TRK inhibitors.”

Data presented describe results from a single patient protocol designed to allow co-administration of entrectinib and trametinib, a commercially-approved MEK inhibitor. The patient, diagnosed with mammary analog secretory carcinoma (or MASC) with an NTRK3 fusion—~90-100% of MASC cases have TRK fusions—and previously treated with multiple surgeries, radiation, vinorelbine, carboplatin/paclitaxel, doxorubicin and crizotinib, experienced a rapid and confirmed partial response (89% reduction) with single-agent entrectinib treatment and remained on therapy for nine months. However, during the course of therapy, the patient’s tumor developed a solvent front point mutation, the predicted mechanism of resistance to first generation TRK inhibitors and analogous to a common mechanism of resistance for other TKIs against other fusion targets.

Based on both in vitro and in vivo data developed by Ignyta, indicating that entrectinib plus a MEK inhibitor could overcome such TRK inhibitor resistance, a single patient protocol was created, reviewed by the FDA and implemented to allow for dose escalation of entrectinib in combination with trametinib. While on the combination, all drug-related adverse events (AEs) were grade 1 or 2, and no new AEs specific to the combination were encountered. The patient achieved a 22% reduction in tumor volume and remained on the combination regimen for nearly seven months.

“This single-patient protocol is an excellent example of our vision at Ignyta, leveraging the molecular alterations responsible for cancer’s growth to design rational treatment strategies for patients in their fight against cancer,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “In addition to STARTRK-2, our global Phase 2 basket trial of entrectinib in multiple tumor histologies and STARTRK-NG, our Phase 1/1b trial of entrectinib in pediatric patients with solid tumors, we look forward to further exploration of entrectinib in combination with a MEK inhibitor in a Phase 1/1b clinical trial anticipated to initiate in the second half of 2017.”

About Ignyta, Inc.

Blazing a New Future for Patients with Cancer™

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with the rarest cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class and best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the Phase 2 and Phase 1/1b clinical studies of entrectinib, the results of combining entrectinib with a MEK inhibitor to overcome resistance and the development of Ignyta’s product candidates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of RXDX-105 or other product candidates, or any future clinical trials of RXDX-105 or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com